Exhibit 99.4

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(In dollars except share amounts)

On November 12, 2021, Creative Realities, Inc. (“Creative Realities”, the “Company”, or “Parent”), announced the execution of an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Creative Realities will acquire Reflect Systems, Inc. (“Reflect”) by the merger of its wholly owned subsidiary, CRI Acquisition Corporation, into Reflect, with Reflect surviving such merger and becoming a wholly owned subsidiary of the Company.  The acquisition of Reflect is expected to close on or about February 15, 2022 and is referred to as the “Transaction.”

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Transaction and has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the twelve months ended December 31, 2020 give effect to the acquisition of Reflect as if it had occurred on January 1, 2020 and combine the historical statements of operations for both Creative Realities and Reflect for the respective periods presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives effect to the acquisition of Reflect as if it had occurred on September 30, 2021 and includes adjustments that give effect to factually supportable events that are directly attributable to the Transaction.

The notes to the unaudited pro forma condensed combined financial information describe the pro forma amounts and adjustments presented. The unaudited pro forma condensed combined financial information are primarily based on and should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s periodic reports previously filed with the Securities and Exchange Commission and any related amendments, along with the historical financial statements and accompanying notes for Reflect included in reports previously filed with the Securities and Exchange Commission.

The unaudited combined pro forma financial information does not include the realization of any cost savings from operating efficiencies, synergies, dis-synergies or other restructuring activities which might result from the Transaction, and therefore, such charges are not reflected in the unaudited condensed combined pro forma financial information.

The pro forma adjustments reflecting the completion of the Transaction are based upon the acquisition method of accounting, under ASC 805 “Business Combinations,” in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and upon the assumptions set forth in the Notes included in this section, with Creative Realities, Inc. deemed to be the acquirer for financial accounting purposes.  The pro forma adjustments related to the allocation of purchase price within the unaudited pro forma condensed combined balance sheet are preliminary and subject to change and are based on the estimated fair value of the identifiable assets acquired and liabilities assumed with the excess purchase price allocated to goodwill.  The final purchase price allocation will be completed no later than one year after the date of completion of the Transaction.

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of September 30, 2021

(In thousands)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,772	$3,886	$(3,886)	(e)	$4,782
			2,610	(a)
			(600)	(l)
Accounts receivable, net	2,591	2,351			4,942
Unbilled receivables	180	-	18	(c)	198
Accrued revenue	-	18	(18)	(c)	-
Work-in-process and inventories	1,952	174	-		2,126
Prepaid expenses and other current assets	1,517	105	-		1,622
TOTAL CURRENT ASSETS	9,012	6,534	(1,876)		13,670

Property and equipment, net	1,155	314	-		1,469
Capitalized software development costs	-	2,792	(2,792)	(d)	-
Operating right of use assets	712	-	951	(f)	1,663
Intangibles, net	3,372	-	21,000	(d)	24,372
Goodwill	7,525	-	9,933	(g)	17,458
Deferred income tax asset, net	-	3,172	(3,172)	(j)	-
Other assets	5	36	667	(k)	708
TOTAL ASSETS	$21,781	$12,848	$24,711		$59,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term related party convertible loans payable, net	$1,209	$-	$(1,209)	(a)	$-
Accounts payable	1,554	645	-		2,199
Accrued expenses	1,694	323	445	(f)	2,462
Contract liabilities	-	2,563	(2,563)	(c)	-
Deferred rent and tenant allowance, current portion	-	110	(110)	(f)	-
Note payable, current portion	-	500	(500)	(e)	2,500
			2,500	(n)
Deferred revenue	770	-	2,563	(c)	3,333
Customer deposits	368	-	-		368
Other current liabilities	283	-	-		283
TOTAL CURRENT LIABILITIES	5,878	4,141	1,126		11,145

LONG-TERM LIABILITIES:
Long-term related party loans payable, net	4,595	-	7,316	(a)	7,316
			(4,595)	(a)
Long-term related party convertible loans payable, net	1,042	-	3,250	(a)	4,292
Deferred rent and tenant allowance, net of current portion	-	147	(147)	(f)	-
Note payable, net of current portion	-	708	(708)	(e)	-
Accrued Expenses - noncurrent	29	-	-		29
Long-term obligations under operating leases	472	-	506	(f)	978
Contingent liability	-	-	6,067	(i)	6,067
TOTAL LIABILITIES	12,016	4,996	12,815		29,827

TEMPORARY STOCKHOLDERS’ EQUITY:
Series A preferred stock, $0.001 par value; 3,000,000 shares authorized, issued and outstanding; $4,600,200 liquidation preference	-	2,303	(2,303)	(h)	-
Series B preferred stock, $0.001 par value; 2,472,443 shares authorized, issued and outstanding; $4,089,421 liquidation preference	-	2,047	(2,047)	(h)	-
Series C preferred stock, $0.001 par value; 10,400,000 shares authorized, issued and outstanding; $6,709,703 liquidation preference	-	3,359	(3,359)	(h)	-
Series C-1 preferred stock, $0.001 par value; 8,000,000 shares authorized, issued and outstanding; $12,000,000 liquidation preference	-	6,008	(6,008)	(h)	-
Series D preferred stock, $0.001 par value; 4,000,000 shares authorized, issued and outstanding; $4,000,000 liquidation preference	-	2,004	(2,004)	(h)	-

TOTAL TEMPORARY STOCKHOLDERS’ EQUITY	-	15,721	(15,721)		-

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $.01 par value	119	6	(6)	(h)	157
			13	(a)
			25	(b)

Additional paid-in capital	60,178	1,567	(1,567)	(h)	75,300
			10,147	(a)
			4,975	(b)
Accumulated deficit	(50,532)	(9,442)	9,442	(h)	(45,944)
			2,634	(a)
			2,554	(a)
			(600)	(l)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,765	(7,869)	27,617		29,513
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$21,781	$12,848	$24,711		$59,340

See notes to unaudited pro forma consolidated financial information

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(In thousands, except per share data)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
Revenues
Sales - Hardware	$8,991	$1,963	$-		$10,954
Sales - Services and Other	8,466	10,062	-		18,528
Total Sales	17,457	12,025	-		29,482

Cost of Sales

Cost of Sales - Hardware	6,251	1,799	-		8,050
Cost of Sales - Services and Other	3,085	2,841	(472)	(c)	5,454
Total Cost of Sales	9,336	4,640	(472)		13,504
Gross profit	8,121	7,385	472		15,978

Operating Expenses:
Sales and marketing expenses	1,676	-	2,215	(c)	3,891
Research and development expenses	1,083	-	1,192	(c)	2,275
General and administrative expenses	9,293	-	3,460	(c)	13,253
			500	(m)
Salaries and wages	-	5,825	(5,825)	(c)	-
Contract labor and other employee expenses	-	240	(240)	(c)	-
Selling expenses	-	550	(550)	(c)	-
Rent Expense	-	331	(331)	(c)	-
Depreciation and amortization expense	1,474	155	1,080	(c)	4,629
			(1,080)	(d)
			3,000	(d)
Lease termination expense	18	-	-		18
(Gain)/Loss Disposal of Assets	13	-	-		13
Goodwill impairment	10,646	-	-		10,646
Other operating expenses	-	530	(530)	(c)	-
Total operating expenses	24,203	7,631	2,891		34,725
Operating loss	(16,082)	(246)	(2,419)		(18,747)

Other income (expenses):
Interest expense, net	(1,023)	(96)	3	(c)	(3,375)
			96	(e)
			1,023	(a)
			(1,519)	(a)
			(1,859)	(a)
Interest Income	-	3	(3)	(c)	-
(Gain)/Loss on FV of debt	(93)	-	-		(93)
Gain on settlement of obligations	209	-	1,062	(c)	1,271
Forgiveness on PPP Loan	-	1,062	(1,062)	(c)	-
Exchange gain loss	(13)	-	-		(13)
Other income (expense), net	(920)	969	(2,259)		(2,210)
Net income (loss) before income taxes	(17,002)	723	(4,678)		(20,957)
Benefit/(provision) from income taxes	158	136	-		294

Net (loss) / income	$(16,844)	$859	$(4,678)		$(20,663)

Basic loss per common share	$(1.65)				$(1.47)
Diluted loss per common share	$(1.65)				$(1.47)

Weighted average shares outstanding - basic	10,195		3,816	(b)	14,011
Weighted average shares outstanding - diluted	10,195		3,816	(b)	14,011

See notes to unaudited pro forma consolidated financial information

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2021

(In thousands, except per share data)

	CRI	RSI	Transaction Accounting Adjustments	Notes	Pro Forma as Adjusted
Revenues
Sales - Hardware	$6,327	$1,108	$-		$7,435
Sales - Services and Other	6,707	7,284	-		13,991
Total Sales	13,034	8,392	-		21,426

Cost of Sales
Cost of Revenues
Cost of Sales - Hardware	4,372	806	-		5,178
Cost of Sales - Services and Other	2,206	2,057	(405)	(c)	3,858
Total Cost of Sales	6,578	2,863	(405)		9,036
Gross profit	6,456	5,529	405		12,390

Operating Expenses:
Sales and marketing expenses	834	-	1,654	(c)	2,488
Research and development expenses	455	-	852	(c)	1,307
General and administrative expenses	5,623	-	2,668	(c)	8,666
			375	(m)
Bad debt expense/(recovery), net	(463)	-			(463)
Salaries and wages	-	4,109	(4,109)	(c)	-
Contract labor and other employee expenses	-	224	(224)	(c)	-
Selling expenses	-	446	(446)	(c)	-
Rent expense	-	266	(266)	(c)	-
Depreciation and amortization expense	1,035	111	827	(c)	3,396
			(827)	(d)
			2,250	(d)
Other operating expenses	-	558	(558)	(c)	-
Total operating expenses	7,484	5,714	2,196		15,394
Operating loss	(1,028)	(185)	(1,791)		(3,004)

Other income (expenses):
Interest expense, net	(617)	(57)	57	(e)	(2,533)
			617	(a)
			(1,139)	(a)
			(1,394)	(a)
(Gain)/Loss on FV of debt	166	-	-		166
Gain on settlement of obligations	3,449	998	(998)	(e)	3,449
Other	5	-	-		5
Exchange gain loss	(12)	-	-		(12)
Other income (expense), net	2,991	(941)	(2,857)		1,075
Net income (loss) before income taxes	1,963	756	(4,648)		(1,929)
Benefit/(provision) from income taxes	(9)	69	-		60
			-
Net (loss) / income	$1,954	$825	$(4,648)		$(1,869)

Basic loss per common share	$0.17				$(0.12)
Diluted loss per common share	$0.17				$(0.12)

Weighted average shares outstanding - basic	11,692		3,945	(b)	15,637
Weighted average shares outstanding - diluted	11,692		3,945	(b)	15,637

See notes to unaudited pro forma consolidated financial information

CREATIVE REALITIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial information is presented on a basis consistent with Creative Realities’ historical consolidated financial statements and is comprised of the following:

●	The unaudited pro forma condensed combined balance sheet combines Creative Realities’ unaudited consolidated balance sheet and Reflect’s unaudited balance sheet as of September 30, 2021.

●	The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combines Creative Realities’ audited consolidated statement of operations with Reflect’s audited statement of operations for the year ended December 31, 2020.

●	The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 combines Creative Realities’ unaudited consolidated statement of operations with Reflect’s unaudited statement of operations for the nine month period ended September 30, 2021.

The unaudited pro forma condensed combined financial information is presented for informational purposes only, does not reflect future events that may occur after the Transaction, nor any estimates of operating efficiencies or inefficiencies that may result from the Transaction. The unaudited pro forma combined statements of operations do not claim to represent our actual results of operations that would have occurred if the Transaction had taken place on the dates specified, nor are they indicative of the results of operations that may be achieved in the future.

NOTE 2 – PURCHASE PRICE ALLOCATION

The purchase price summary and purchase price allocations are preliminary, subject to change and based on Reflect’s assets and liabilities as of September 30, 2021. Final purchase price and purchase price allocations will be based on the fair value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP on the closing date of the Transaction. Creative Realities expects to finalize the valuation and complete the purchase price summary and purchase price allocations as soon as practical, but no later than one year from the acquisition date.

Estimated Purchase Price Summary

For purposes of the pro forma financial information, the following table presents the components of the purchase price consideration (amounts in thousands), assuming an estimated working capital settlement and cash of zero:

Cash consideration for Reflect Stock	$16,167
Cash consideration for Retention Bonus Plan	1,333
Consideration in the form of Creative Realities common stock issued to Reflect stockholders	4,667
Consideration in the form of Creative Realities common stock issued to the Retention Bonus Plan	333
Indemnity Escrow Note Payable	2,500
Excess Additional Contingent Merger Consideration based on key customer annualized recurring revenue targets, at estimated fair value	933
Base Additional Contingent Merger Consideration, at estimated fair value	5,134
Total consideration / purchase price	$31,067

The working capital settlement adjusts the base purchase price based on the excess or shortfall of current assets less current liabilities of the Reflect on the acquisition date versus the working capital target date of zero dollars ($0). The cash settlement adjusts the base purchase price upward by an amount equal to any unrestricted cash, and downward by the amount of any deficit, of unrestricted cash of Reflect on the acquisition date. Settlement is due one hundred twenty (120) days after the closing date of the Transaction.

Estimated Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired net tangible and intangible assets acquired and liabilities assumed of Reflect and is for illustrative purposes only.

Accounts receivable	$2,369
Inventory	174
Prepaid expenses and other current assets	105
Property and equipment	314
Operating right of use assets	951
Intangible assets:
Customer relationships	5,000
Technology	12,000
Trade name	4,000
Goodwill	9,933
Retention Plan Assets – Cash in Rabbi Trust	667
Other long-term assets	36
Accounts payable	(645)
Accrued expenses	(768)
Deferred revenues (e.g., Contract liabilities)	(2,563)
Long-term obligations under operating leases	(506)
Total purchase price	$31,067

Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets. Specifically identifiable definite-lived intangible assets include trade name, customer relationships and technology platform. The Company will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to these assets, which were preliminarily valued based on the Company’s historical internal valuation methodologies. The Company has estimated the useful lives to be five, ten, and five years for the customer relationship, technology, and trade name assets, respectively. No indefinite-lived intangible assets were identified.

The Merger Agreement stipulates payment of $4,667 and $333 to be paid in Creative Realities common stock at an issuance price of $2.00 per share to the Reflect stockholders and the Retention Bonus Plan participants, respectively, at the Closing Date. Pursuant to the Retention Bonus Plan, Creative Realities will issue additional shares having an aggregate value of $333 will be issued on the one-year and two-year anniversaries of the Closing, subject to the terms and conditions of the Retention Bonus Plan. Section 1.12 of the Merger Agreement outlines the potential Additional Contingent Merger Consideration due from Creative Realities associated with Creative Realities’ share price performance following closing of the Transaction. Specifically, Creative Realities may be required to pay between zero ($0) and $16,800 in incremental cash consideration to the Reflect stockholders should certain conditions be met and/or fail to be met.

The Merger Agreement stipulates several scenarios under which Creative Realities would owe zero ($0) Additional Contingent Merger Consideration to Reflect stockholders, including certain scenarios under which the Customer’s annualized recurring revenue run rate does achieve the desired target. As a result, the contingent liability associated with the Additional Contingent Merger Consideration is complex and is identified as Level 3 within the fair value hierarchy. For purposes of the preliminary opening balance sheet included within these unaudited pro forma combined financial information and footnotes, we have recorded the liability at fifty percent (50%) of its potential aggregate liability. Creative Realities will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to the Additional Contingent Merger Consideration and potential liabilities.

NOTE 3 – PRO FORMA ADJUSTMENTS

The following pro forma adjustments are reflected in the accompanying unaudited pro forma condensed combined financial information:

(a)	The principal sources and uses of cash associated with the Transaction are anticipated as follows (in thousands of US Dollars):

Increase (decrease) in Cash
Cash raised through debt/warrant financing net of transaction fees	$9,950
Cash raised through common stock/warrant private placement offering, net of transaction fees	10,160
Cash Merger Consideration paid for Reflect stock	(16,167)
Cash consideration to fund Retention Bonus Plan:
● Paid at closing	(666)
● Held in rabbi trust	(667)
Pro forma adjustment	$2,610

The Transaction is anticipated to be funded via a combination of senior secured debt, the sale of Creative Realities common stock and warrants in a private placement equity offering.

Private Placement Equity Offering

On February 3, 2022, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Company agreed to issue and sell in a private placement priced at-the-market under Nasdaq rules, (i) 1,315,000 shares of the Company’s common stock, and accompanying warrants to purchase an aggregate of 1,315,000 shares of common stock, and (ii) pre-funded warrants to purchase up to an aggregate of 5,851,505 shares of common stock (the “Pre-Funded Warrants”) and accompanying warrants to purchase an aggregate of 5,851,505 shares of common stock (collectively, the “Private Placement”). The accompanying warrants to purchase common stock are referred to herein collectively as the “Common Stock Warrants.” Under the Securities Purchase Agreement, each share of common stock and accompanying warrants to purchase common stock were sold together at a combined price of $1.535, and each Pre-Funded Warrant and accompanying warrants to purchase common stock were sold together at a combined price of $1.5349, for gross proceeds of approximately $11,000, before deducting placement agent fees and estimated offering expenses payable by the Company. The Private Placement closed on February 3, 2022. The Company intends to use the net proceeds totaling $10,160 from the Private Placement to fund, in part, payment of the closing cash consideration for the Transaction.

Each Pre-Funded Warrant has an exercise price of $0.0001 per share, is exercisable immediately and will be exercisable until the Pre-Funded Warrant is exercised in full. The Common Stock Warrants expire five years from the date of issuance, have an exercise price of $1.41 per share and are exercisable immediately.

Under the terms of the Pre-Funded Warrants and the Common Stock Warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company subject to the terms of such warrants, provided that such percentage may in no event exceed 9.99%.

Cash and cash equivalents within unaudited pro forma combined balance sheet as of September 30, 20221 includes net proceeds of $10,160 from the Private Placement, with incremental offering costs of $840 reflected as a reduction to additional paid-in-capital and $13 recorded as common stock, representing $0.01 per share issued, as of the same date. The warrants issued in the transaction were valued utilizing the Black-Scholes methodology and were deemed to be equity warrants for financial statement purposes.

Anticipated Senior Secured Debt Financing

Separately, Creative Realities anticipates raising $10,000 in gross proceeds, or $9,950 net of transaction fees from entry into a new, thirty-six month senior secured term loan with its current creditor.. The term loan is expected to have an interest rate of 8.0% with 50.0% warrant coverage and a warrant strike price of $2.00 per share. The $9,950 has been included within the unaudited pro forma combined balance sheet as an increase to cash and cash equivalents, with a corresponding increase to long-term related party notes payable.

In addition to the new senior secured debt financing, Creative Realities also anticipates combining its pre-existing $4,767 senior secured term loan and $2,418 secured convertible loan into a single, thirty-six month secured amortizing loan in the amount of $7,185. The secured amortizing loan is expected to have an interest rate of 10.0% with 75.0% warrant coverage and a warrant exercise price of $2.00 per share.

The Company performed a Black-Scholes calculation to estimate the fair value of the warrants anticipated to be issued to the Company’s current creditor utilizing the following assumptions: (i) warrant life of five (5) years, (ii) risk-free rate of one point two nine percent (1.6%), and (iii) $2.00 per share exercise price. The value of the warrants were recorded as a debt discount, representing a reduction to each tranche of debt in the pro forma condensed combined balance sheet as of September 30, 2021, which was allocated between short-term and long-term based on the pro-rata portion of debt in each tranche. In aggregate the Company recorded a debt discount and an increase to additional paid in capital of $5,577 for the estimated fair value of the warrants to be issued in the lending transaction in the unaudited pro forma balance sheet as of September 30, 2021. The combined statement of income for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively, included incremental interest expense of $1,394 and $1,859 as a result of the straight-line amortization of these debt issuance costs over the anticipated life of the loans.

The unaudited pro forma combined statement of income for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively, also included interest expense of $1,139 and $1,519 as a result of the stated interest rates on the $10,000 and $7,185, respectively, of related party debt anticipated to be issued.

(b)	Creative Realities anticipates the issuance of $4,667 and $333 of consideration to Reflect stockholders and Retention Bonus Plan participants, respectively, in the form of shares of Creative Realities common stock. The Merger Agreement sets the issuance price for Creative Realities common stock at $2.00 per share. The pro forma balance sheet and the pro forma calculations of weighted average shares outstanding (basic and diluted) were calculated under the assumption utilizing $2.00 per share, resulting in an incremental $25 and $4,975 in common stock and additional paid in capital in the pro forma consolidated balance sheet as of September 30, 2021.

(c)	Reclassifications to Reflect’s historical audited and unaudited consolidated financial statements to conform to the financial statement classification and presentation used by Creative Realities to prepare its consolidated financial statements.

(d)	To derecognize the $2.792 million previously recorded by Reflect for separately identified intangible assets (capitalized software development costs). As a result of the derecognition of these assets, Creative Realities adjusted the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021 for $1,080 and $827, respectively, the amortization expense previously recorded. While fair value assessments have not yet been completed on these assets, for purposes of preparing the unaudited pro forma condensed combined financial information, the fair value of Reflect’s separately identifiable intangible assets has been estimated based on Creative Realities’ historical experience and knowledge of the Transaction. As such, pro forma adjustments were recorded to the amortization expense included in the historic Reflect financial statements. Separately identifiable intangible assets principally represent definite-lived assets, including trade name, customer relationships and technology platform. The fair value of Creative Realities’ separately identifiable intangible assets will ultimately be estimated with the assistance of Creative Realities’ third-party valuation specialist. Valuations of the acquired intangible assets are expected to be finalized no later than one year from the date of acquisition. Any value assigned to these assets will represent a reclassification to or from the goodwill asset recorded in Creative Realities’ preliminary purchase price allocation as outlined in the table in Note 2. Any reclassification recorded could result in further adjustments to the pro forma condensed combined financial information, including but not limited to adjustments to amortization expense, deferred tax liabilities and income tax expense.

(e)	Pro forma adjustments for non-acquired assets and liabilities. To derecognize the $3,886 of cash and $1,208 of notes payable recorded by Reflect from the pro forma condensed combined balance sheet as of September 30, 2021 as the Transaction will be consummated on a cash-free, debt-free basis. Incremental interest expense of $96 and $57 has been eliminated from the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021.

(f)	To reflect the adoption of ASC 842, “Leases”, this adjustment derecognizes the current and long-term portion of the deferred rent of $110 and $147, respectively, from the Reflect balance sheet as of September 30, 2021 and recorded an operating right of use asset of $951 associated with Reflect’s remaining office lease in Richardson, Texas. An adjustment was also included to recognize the associated operating lease liabilities of $445 and $506 in accrued expenses and long-term obligations under operating leases in the pro forma condensed combined balance sheet as of September 30, 2021.

(g)	To recognize goodwill for the excess of the purchase price over the fair value of tangible and intangible assets.

(h)	To eliminate Reflect’s historical stockholders’ equity.

(i)

To recognize a liability in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the estimated fair value of the contingent consideration payment. The Merger Agreement contemplates Additional Contingent Merger Consideration of up to $16,800 to be paid by Creative Realities to Reflect stockholders in the event that (1) certain conditions are satisfied by Reflect’s customer(s), (2) the Reflect stockholders continue to hold Creative Realities common stock originally issued as consideration in the Transaction, and either (3a) Company’s common stock does not achieve either certain volume and price levels during the three (3) or three and one half (3.5) years following the Closing Date, or (3b) the ten day volume weighted average price (VWAP) of the Company’s share price is not above $6.40 or $7.20, as applicable, as of the measurement period to be either three (3) or three and one half (3.5) years following the Closing Date, as further outlined in Note 1 and Section 1.12 of the Merger Agreement.

ASC 805 requires recognition of the fair value of this contingent consideration transferred in exchange for an acquired business. For purposes of the preliminary opening balance sheet included within these unaudited pro forma condensed combined financial information, Creative Realities has estimated the liability at fifty percent (50%) of its potential aggregate liability. Creative Realities will engage a third-party valuation specialist to determine the final opening balance sheet fair value to be recorded related to the contingent consideration, with any adjustments in the estimated liability to be recorded as an adjustment to goodwill upon completion. Adjustments to the fair value of the contingent consideration following the establishment of the opening balance sheet will be recorded through the consolidated statement of operations.

(j)	To record a valuation allowance of $3,172, representing 100% of the deferred tax assets related to net operating losses. The Reflect historical financial statements did not record a valuation allowance on net operating losses; however, as the unaudited pro forma condensed combined balance sheet as of September 30, 2021 indicates an accumulated deficit, an adjustment to reserve against these deferred tax assets and by reducing income tax benefit in the pro forma condensed combined statements of operations.

(k)	To recognize the cash portion of the Retention Bonus Plan assets placed in escrow at close. The portion of the Retention Bonus Plan assets not disbursed at the time of close have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 in the amount of $667. The liability related to post-combination services will be charged through the combined company statement of operations for the unvested portion of share issuance at time of close.

(l)	To expense estimated third party transaction costs associated with executing the Transaction.

(m)	To recognize retention expense related to the vesting of service awards under the Retention Bonus Plan post close in an amount of $375 and $500 for the nine and twelve months ended September 30, 2021 and December 30, 2020, respectively.

(n)	To recognize retention a liability of $2,500 in the form of a Note Payable to escrow for indemnity claims. The parties agreed to fund the escrow via a note to be paid over the course of the first year following the merger, comprising of 12 equal monthly installments of $104, with a balloon payment of $1,250 on the anniversary date of the Transaction.